EXHIBIT 10.2

PROMISSORY NOTE

$100,000.00

Date:  February 18, 2010

FOR VALUE RECEIVED, and pursuant to this Promissory Note executed between MARK C. WOLF (the “Payee”) and Total Nutraceutical Solutions (TNS, the “Payor”), the undersigned, hereinafter referred to as "Payor", unconditionally promises to pay to the order of  "Payee", at the following respective address:  P.O. Box 50046, Bellevue, WA 98008 or at such other places as the Payee hereof may designate in writing, the principal sum of $100,000.00 with interest thereon from February 18, 2010, to maturity on or before December 31, 2011, at the rate per annum of six percent ( 6%).The Payee has the option to convert this outstanding note and interest due into TNS restricted common shares at 20 cents US per share at any time prior to December 31, 2011.

Interest shall accrue on the principal balance as such balance may be outstanding from time to time and, in the event the note is called by Payee, shall be payable on such call date.  Payment of principal and any other sum due hereunder shall be made in lawful money of the United States of America.

             TNS, due to the immediate need for additional capital at this time, as of the date of this note, will grant to Payee 500,000 five (5) year stock purchase warrants with an exercise price of $.10 per warrant.

Upon default by Payor in the payment of the principal amount of or any other sum due in accordance with the terms of this note, Payees at their option, may proceed against the Payor.  In the event of such default, the Payor agrees to pay all cost and expenses of collection, including reasonable attorney's fees and interest from the date of such default, on the principal amount unpaid, at the maximum rate permitted by law.

Presentment and demand for payment, notice or dishonor, protest and notice of protest, are hereby waived by the Payor.  This note (i) may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of such change, waiver, dischargement or termination is sought and (ii) shall be binding upon Payor, its successors, assigns and transferees and shall inure to the benefit of and be enforceable by Payee, its successors and assigns.

This note shall be construed and governed in all respects by the laws of the state of Washington applicable to contracts made and to be performed therein.

If any provisions of this note are declared invalid, illegal or unenforceable, the balance of this note shall remain in full force and effect.

IN WITNESS WHEREOF, the Payor has executed this note on the day and year first written above.

Total Nutraceutical Solutions, Payor

_____________________________

Marvin S. Hausman MD, CEO